Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2025, relating to the consolidated financial statements of Prosper Marketplace, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Prosper Marketplace, Inc. and Prosper Funding LLC for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

November 13, 2025